Exhibit 99.1

B. Riley Financial Reports First Quarter 2023 Results; Declares $1.00 Dividend

LOS ANGELES, May 4, 2023 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services platform, today released results for the three-month period ending March 31, 2023.

Q1 2023 Financial Highlights

●	Total revenues increased 75% to $432.1 million

●	Net income of $15.1 million, or $0.51 diluted earnings per share (EPS)

●	Operating revenues increased 43% to $380.5 million

●	Operating Adjusted EBITDA of $80.1 million

●	Total Adjusted EBITDA of $94.8 million

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, commented: “Our first quarter results demonstrate the versatility and resiliency of our platform. Over the past five years, we have undertaken several initiatives to further enhance and diversify our model. To generate $80 million of operating EBITDA amid a period of historically weak investment banking and liquidation activity only validates our strategy. As we look ahead, we see many opportunities to capitalize on the dislocations being presented by the current market environment and remain steadfast in our strategy.”

Tom Kelleher, Co-Chief Executive Officer of B. Riley Financial, added: “Against the backdrop of challenging markets, we believe B. Riley is exceptionally positioned to support our clients. We have made a series of strategic hires to meet growing client demand and remain focused on enhancing our platform for the benefit of our colleagues, clients, and partners who continue to place their trust in us.”

Declaration of Common Dividend

The Company has declared a regular quarterly cash dividend of $1.00 per common share which will be payable on or about May 23 to common stockholders of record as of May 16.

First Quarter 2023 Financial Summary

Net income applicable to common shareholders was $15.1 million, or $0.51 diluted EPS. Income before income taxes was $24.5 million.

	Three Months Ended March 31,
(Dollars in thousands, except for share data)	2023	2022

Net income (loss) available to common shareholders	$15,143	$(12,064)

Basic income (loss) per common share	$0.53	$(0.43)
Diluted income (loss) per common share	$0.51	$(0.43)

Total revenues increased 75% to $432.1 million for the first quarter of 2023, up from $246.8 million in the prior year quarter. The increase in revenues was primarily related to recent acquisitions including Targus, Lingo, and BullsEye Telecom, in addition to a significant increase in interest income from securities lending.

Total Adjusted EBITDA(1) increased 133% to $94.8 million for the first quarter of 2023, up from $40.7 million in the prior year quarter.

www.brileyfin.com | NASDAQ: RILY	1

Operating revenues(2) increased 43% to $380.5 million for the quarter, up from $266.1 million in the prior year quarter.

Operating Adjusted EBITDA(3) declined slightly to $80.1 million compared to $84.2 million in the prior year quarter.

	Three Months Ended March 31,
(Dollars in thousands)	2023	2022

Operating Revenues (2)	$380,522	$266,118
Investment Gains (Loss) (4)	51,568	(19,278)
Total Revenues	$432,090	$246,840

Operating Adjusted EBITDA (3)	$80,126	$84,187
Investment Adjusted EBITDA (5)	14,705	(43,525)
Total Adjusted EBITDA (1)	$94,831	$40,662

Certain of the information set forth herein, including Operating Revenues, Adjusted EBITDA, and Operating Adjusted EBITDA, may be considered non-GAAP financial measures. Information about B. Riley Financial’s use of non-GAAP financial measures is provided below under “Use of Non-GAAP Financial Measures.”

Balance Sheet Highlights

As of March 31, 2023, the Company had $210.0 million of cash and cash equivalents; $1.04 billion in net securities and other investments owned; and $772.1 million of loans receivable, at fair value. Cash and investments(6) totaled $2.08 billion at quarter-end. Total debt was $2.51 billion at March 31, 2023. Total debt, net of cash and investments,(6) was $426.7 million.

Segment Financial Summary

●	Capital Markets segment revenue increased 80% to $185.4 million, up from $102.8 million in the prior year period. Segment income increased 56% to $86.0 million compared to $55.1 million in the prior year period.

Excluding investment gains and losses,(4) Capital Markets segment operating revenue increased 10% to $135.1 million, up from $122.6 million in the prior year period. The increase was primarily driven by a significant increase in interest income from securities lending which helped to offset lower levels of investment banking and equity capital markets activity.

	Segment Revenue		Segment Income
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2023	2022	2023		2022
Capital Markets
Operating	$135,115	$122,649	$44,145	(7)	$50,008	(7)
Investment	50,296	(19,800)	41,875		5,065
Total	$185,411	$102,849	$86,020		$55,073

●	Wealth Management segment revenues decreased to $49.8 million in the first quarter of 2023 from $77.5 million in the prior year quarter, reflecting the strategic realignment of this business throughout 2022. B. Riley Wealth had over $24 billion of client assets under management as of March 31, 2023.

●	Auction and Liquidation segment revenues increased to $5.7 million, up from $3.4 million in the prior year period. Results for this segment vary from quarter-to-quarter and year-to-year due to the episodic impact of large retail liquidation engagements.

www.brileyfin.com | NASDAQ: RILY	2

●	Financial Consulting segment revenues remained relatively flat at $25.0 million compared to the prior year quarter, reflecting activities related to appraisal engagements, bankruptcy restructuring, and forensic litigation consulting matters, in addition to real estate dispositions.

●	Communications segment revenues increased to $86.9 million, up from $32.0 million in the prior year quarter, primarily driven by the acquisitions of Lingo and BullsEye Telecom in May and August of 2022, respectively. On a combined basis, communications businesses – magicJack, United Online, Marconi Wireless, Lingo and BullsEye Telecom— generated segment income of $10.8 million for the quarter.

●	Consumer segment revenues increased to $70.0 million, up from $4.6 million in the prior year quarter. The significant increase was primarily driven by the acquisition of Targus in the fourth quarter of 2022, and revenues related the licensing of trademarks.

	Segment Revenue		Segment Income (Loss)
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2023	2022	2023	2022
Capital Markets	$185,411	$102,849	$86,020	$55,073
Wealth Management	49,814	77,479	1,373	(10,096)
Auction and Liquidation	5,660	3,355	200	(800)
Financial Consulting	25,010	25,936	3,783	4,912
Communications	86,919	31,965	10,783	8,969
Consumer	70,003	4,557	1,646	3,218

Share Repurchases

The Company repurchased an aggregate total of $53.7 million of its common shares during the quarter. As of March 31, 2023, approximately $30 million was remaining under the Company’s current share repurchase program authorized in March 2023.

Earnings Call Details

Management will host an investor call to discuss its first quarter results today, Thursday May 4, 2023 at 4:30 PM ET (1:30 PM PT). Investors may access the live audio webcast and archived recording at https://ir.brileyfin.com/events-and-presentations. A recording will be made available for replay until May 18, 2023.

Supplemental Financial Data

Additional details related to operating results and investment performance can be found in the First Quarter 2023 Financial Supplement on B. Riley Financial’s investor relations website.

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

www.brileyfin.com | NASDAQ: RILY	3

Note: Certain amounts for the quarter ended March 31, 2022 reflect restated amounts that were reported in our 2022 Annual Report on Form 10-K for the year ended December 31, 2022.

Footnotes (See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. For a reconciliation of Adjusted EBITDA, Operating Revenue, Operating Adjusted EBITDA, and Investment Adjusted EBITDA to the comparable GAAP financial measures, please see the Appendix hereto.)

(1)	Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain on extinguishment of loans, impairment of tradenames, and transaction related and other costs.
(2)	Operating Revenue is defined as the sum of revenues from (i) Service and Fees, (ii) Interest Income - Loans and Securities Lending and (iii) Sales of Goods.
(3)	Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) Trading Income (Loss) and Fair Value Adjustments on Loans, (ii) Realized and Unrealized Gains (Losses) on Investments, and (iii) other investment related expenses.
(4)	Investment Gains (Loss) is defined as Trading Income (Loss) and Fair Value Adjustments on Loans.
(5)	Investment Adjusted EBITDA is defined as the sum of (i) Trading Income (Loss) and Fair Value Adjustments on Loans and (ii) Realized and Unrealized Gains (Losses) on Investments, less other investment related expenses.
(6)	Total cash and investments is defined as the sum of cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (i) securities sold not yet purchased and (ii) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets.
(7)	Defined as segment income (loss) excluding trading income (losses) and fair value adjustments on loans and other investment related operating expenses.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including operating revenues, adjusted EBITDA, operating adjusted EBITDA, and investment adjusted EBITDA, may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company's available capital resources, the operating performance of its business and its revenues and cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, restructuring charge, gain on extinguishment of loans, impairment of trade names, stock-based compensation and transaction and other expenses, (iii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans, and other investment related expenses, (iv) including in the case of investment adjusted EBITDA, trading income (losses) and fair value adjustments on loans, net of other investment related expenses, and (v) including in the case of total cash and investments, cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company's operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward-looking statements include, but are not limited to, statements regarding our excitement and the expected growth of our business segments. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks described from time to time in B. Riley Financial, Inc.'s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s 2022 Annual Report on Form 10-K under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

www.brileyfin.com | NASDAQ: RILY	4

B. RILEY FINANCIAL, INC.

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	March 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Assets
Cash and cash equivalents	$209,971	$268,618
Restricted cash	2,351	2,308
Due from clearing brokers	19,145	48,737
Securities and other investments owned, at fair value	1,049,230	1,129,268
Securities borrowed	2,942,843	2,343,327
Accounts receivable, net	120,853	149,110
Due from related parties	372	1,081
Loans receivable, at fair value (includes $97,062 and $98,729 from related parties as of March 31, 2023 and December 31, 2022, respectively)	772,085	701,652
Prepaid expenses and other assets	491,872	460,696
Operating lease right-of-use asset, net	88,989	88,593
Property and equipment, net	27,577	27,141
Goodwill	523,997	512,595
Other intangible assets, net	366,060	374,098
Deferred income taxes	2,845	3,978
Total assets	$6,618,190	$6,111,202
Liabilities and Equity
Liabilities
Accounts payable	$59,969	$81,384
Accrued expenses and other liabilities	263,335	322,974
Deferred revenue	84,019	85,441
Due to related parties and partners	431	2,210
Due to clearing brokers	6,033	19,307
Securities sold not yet purchased	7,806	5,897
Securities loaned	2,937,982	2,334,031
Operating lease liabilities	100,075	99,124
Deferred income taxes	34,274	29,548
Notes payable	19,882	25,263
Revolving credit facility	139,463	127,678
Term loan	626,613	572,079
Senior notes payable, net	1,722,977	1,721,751
Total liabilities	6,002,859	5,426,687

Redeemable noncontrolling interests in equity of subsidiaries	174,967	178,622

Total B. Riley Financial, Inc. stockholders' equity	381,185	446,514
Noncontrolling interests	59,179	59,379
Total equity	440,364	505,893
Total liabilities and equity	$6,618,190	$6,111,202

www.brileyfin.com | NASDAQ: RILY	5

B. RILEY FINANCIAL, INC.

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,
	2023	2022
		As Restated
Revenues:
Services and fees	$235,559	$202,814
Trading income (loss) and fair value adjustments on loans	51,568	(19,278)
Interest income - Loans and securities lending	77,186	61,426
Sale of goods	67,777	1,878
Total revenues	432,090	246,840
Operating expenses:
Direct cost of services	54,397	11,651
Cost of goods sold	47,626	2,251
Selling, general and administrative expenses	212,627	175,199
Restructuring charge	93	—
Interest expense - Securities lending and loan participations sold	32,424	11,766
Total operating expenses	347,167	200,867
Operating income	84,923	45,973
Other income (expense):
Interest income	2,574	67
Dividend income	13,204	7,861
Realized and unrealized losses on investments	(28,442)	(49,112)
Change in fair value of financial instruments and other	(209)	5,981
(Loss) income from equity method investments	(10)	6,775
Interest expense	(47,561)	(30,436)
Income (loss) before income taxes	24,479	(12,891)
(Provision for) benefit from income taxes	(7,919)	3,695
Net income (loss)	16,560	(9,196)
Net (loss) income attributable to noncontrolling interests and redeemable noncontrolling interests	(595)	866
Net income (loss) attributable to B. Riley Financial, Inc.	17,155	(10,062)
Preferred stock dividends	2,012	2,002
Net income (loss) available to common shareholders	$15,143	$(12,064)

Basic income (loss) per common share	$0.53	$(0.43)
Diluted income (loss) per common share	$0.51	$(0.43)

Weighted average basic common shares outstanding	28,585,337	27,855,033
Weighted average diluted common shares outstanding	29,513,435	27,855,033

www.brileyfin.com | NASDAQ: RILY	6

B. RILEY FINANCIAL, INC.

Adjusted EBITDA and Operating Adjusted EBITDA Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2023	2022
Net income (loss) attributable to B. Riley Financial, Inc.	$17,155	$(10,062)
Adjustments:
Provision for (benefit from) income taxes	7,919	(3,695)
Interest expense	47,561	30,436
Interest income	(2,574)	(67)
Share based payments	13,746	17,013
Depreciation and amortization	13,077	7,848
Restructuring charge	93	—
Gain on extinguishment of loans	—	(1,102)
Transactions related costs and other	(2,146)	291
Total EBITDA Adjustments	77,676	50,724
Adjusted EBITDA	$94,831	$40,662

Operating EBITDA Adjustments:
Trading (income) loss and fair value adjustments on loans	(51,568)	19,278
Realized and unrealized losses on investments	28,442	49,112
Other investment related expenses	8,421	(24,865)
Total Operating EBITDA Adjustments	(14,705)	43,525
Operating Adjusted EBITDA	$80,126	$84,187

# # #

www.brileyfin.com | NASDAQ: RILY	7

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY	8